Exhibit 10.1

Amended and Restated

2006 Stock Awards Plan

of

Dawson Geophysical Company

(formerly known as TGC Industries, Inc.)

i

6.3	Maximum ISO Grants	9
6.4	Restricted Stock	9
6.5	Performance Goals	11
Article 7 AWARD PERIOD; VESTING
7.1	Award Period	11
7.2	Vesting	12
Article 8 EXERCISE OR CONVERSION OF AWARDS
8.1	In General	12
8.2	Securities Law and Exchange Restrictions	12
8.3	Exercise of Stock Option	12
8.4	Disqualifying Disposition of Incentive Stock Option	14
Article 9 AMENDMENT OR DISCONTINUANCE
Article 10 TERM
Article 11 CAPITAL ADJUSTMENTS
Article 12 RECAPITALIZATION, MERGER, AND CONSOLIDATION
12.1	No Effect on Company’s Authority	16
12.2	Conversion of Awards Where Company Survives	16
12.3	Exchange or Cancellation of Awards Where Company Does Not Survive	16
12.4	Cancellation of Awards	16
Article 13 LIQUIDATION OR DISSOLUTION
Article 14 AWARDS IN SUBSTITUTION FOR AWARDS GRANTED BY OTHER ENTITIES
Article 15 MISCELLANEOUS PROVISIONS
15.1	Investment Intent	18
15.2	No Right to Continued Employment	18
15.3	Indemnification of Board and Committee	18
15.4	Effect of the Plan	18
15.5	Compliance With Other Laws and Regulations	19
15.6	Tax Requirements	19
15.7	Assignability	19
15.8	Use of Proceeds	20
15.9	Execution of Receipts and Releases	20
15.10	Legend	20

ii

AMENDED AND RESTATED

2006 STOCK AWARDS PLAN

OF

DAWSON GEOPHYSICAL COMPANY

(formerly known as TGC INDUSTRIES, INC.)

RECITALS

WHEREAS, TGC Industries, Inc., a Texas corporation (the “Company”), has maintained the 2006 Stock Awards Plan of TGC Industries, Inc. (the “Prior Plan”); and

WHEREAS, pursuant to the Merger Agreement (the “Merger Agreement”) by and among the Company, Riptide Acquisition Corp., a Texas corporation and a direct wholly-owned subsidiary of the Company (“Merger Sub”) and Dawson Geophysical Company, a Texas corporation (“Pre-Merger Dawson”), dated October 8, 2014 (the “Merger Agreement”), Merger Sub merged with and into Pre-Merger Dawson, with Pre-Merger Dawson continuing after the merger as the surviving entity and a wholly-owned subsidiary of the Company (the “Merger”); and

WHEREAS, on February 11, 2015, the Company effected a 1-for-3 reverse stock split of the issued and outstanding common shares of the Company (the “Reverse Stock Split”); and

WHEREAS, pursuant to Section 2.1 of the Merger Agreement, the Company changed its name to “Dawson Geophysical Company” in connection with the Merger; and

WHEREAS, the Company desires to amend, restate and continue the Prior Plan, effective as of the Effective Time (as defined in the Merger Agreement), to reflect the Merger Agreement and the Reverse Stock Split.

NOW, THEREFORE, pursuant to the provisions set forth below, the Prior Plan is hereby amended and restated in its entirety to read as follows:

ARTICLE 1
PURPOSE

The purpose of the Plan is to attract and retain the services of key employees, key consultants and outside directors of the Company and its Subsidiaries and to provide such persons with a proprietary interest in the Company through the granting of incentive stock options, nonqualified stock options, common stock and restricted stock, that will

(a)                                 increase the interest of such persons in the Company’s welfare;

(b)                                 furnish an incentive to such persons to continue their services for the Company; and

(c)                                  provide a means through which the Company may attract able persons as Employees, Consultants, and Outside Directors.

With respect to Reporting Participants (see definition contained in Article 2), the Plan and all transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the “1934 Act”).  To the extent that any provision of the Plan or action by the Committee fails to so comply, such provision or action shall be deemed null and void ab initio to the extent permitted by law and deemed advisable by the Committee.

ARTICLE 2
DEFINITIONS

For the purpose of the Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

2.1                               “Award” means the grant of any Incentive Stock Option, Nonqualified Stock Option, Reload Option, Common Stock or Restricted Stock.

2.2                               “Award Agreement” means a written agreement between a Participant and the Company which sets out the terms of the grant of an Award.

2.3                               “Award Period” means the period set forth in the Award Agreement during which one or more Awards may be exercised.

2.4                               “Board” means the board of directors of the Company.

2.5                               “Change in Control” means any of the following, except as otherwise provided herein:  (i) any consolidation, merger, or share exchange of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities, or other property, other than a consolidation, merger, or share exchange of the Company in which the holders of the Company’s Common Stock immediately prior to such transaction have the same proportionate ownership of Common Stock of the surviving corporation immediately after such transaction; (ii) any sale, lease, exchange, or other transfer (excluding transfer by way of pledge or hypothecation) in one transaction or a series of related transactions, of all or substantially all of the assets of the Company; (iii) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; (iv) the cessation of control (by virtue of their not constituting a majority of directors) of the Board by the individuals (the “Continuing Directors”) who (x) at the date of this Plan were directors or (y) become directors after the date of this Plan and whose election or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then in office who were directors at the date of this Plan or whose election or nomination for election was previously so approved; (v) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the 1934 Act) of an aggregate of 50% or more of the voting power of the Company’s outstanding voting securities by any person or group (as such term is used in Rule 13d-5 under the 1934 Act) who beneficially owned less than 50% of the voting power of the Company’s outstanding voting securities on the date of this Plan; provided, however, that notwithstanding the foregoing, an acquisition shall not constitute a Change in Control hereunder if the acquirer is (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Company and acting in such capacity, (y) a Subsidiary of the Company or a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of voting securities of the Company or (z) any other person whose acquisition of shares of voting securities is approved in advance by a majority of the Continuing Directors; or (vi) in a Title 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7.

Notwithstanding the foregoing provisions of this Section 2.5, in the event an Award issued under the Plan is subject to Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Change in Control” for purposes of such Award shall be the definition provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.

2.6                               “Code” means the Internal Revenue Code of 1986, as amended.

2.7                               “Committee” means the committee appointed or designated by the Board to administer the Plan in accordance with Article 3 of this Plan.

2.8                               “Common Stock” means the common stock, par value $0.01 per share, which the Company is currently authorized to issue or may in the future be authorized to issue, or any securities into which or for which the common stock of the Company may be converted or exchanged, as the case may be, pursuant to the terms of this Plan.

2.9                               “Company” means Dawson Geophysical Company (formerly known as TGC Industries, Inc.), a Texas corporation, and any successor entity, it being understood that, when appropriate, references to the Company shall include references to TGC Industries, Inc.

2.10                        “Consultant” means any person, who is not an Employee, performing advisory or consulting services for the Company or a Subsidiary, with or without compensation, provided that bona fide services must be rendered by such person, and such services shall not be rendered in connection with the offer or sale of securities in a capital raising transaction.

2.11                        “Corporation” means any entity that (i) is defined as a corporation under Section 7701 of the Code and (ii) is the Company or is in an unbroken chain of corporations (other than the Company) beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain.  For purposes of clause (ii) hereof, an entity shall be treated as a “corporation” if it satisfies the definition of a corporation under Section 7701 of the Code.

2.12                        “Date of Grant” means the effective date on which an Award is made to a Participant as set forth in the applicable Award Agreement; provided, however, that solely for purposes of Section 16 of the 1934 Act and the rules and regulations promulgated thereunder, the Date of Grant of an Award shall be the date of shareholder approval of the Plan if such date is later than the effective date of such Award as set forth in the Award Agreement.

2.13                        “Employee” means common law employee (as defined in accordance with the Regulations and Revenue Rulings then applicable under Section 3401(c) of the Code) of the Company or any Subsidiary of the Company.

2.14                        “Fair Market Value” means, if the Common Stock is traded on one or more established markets or exchanges, the mean of the opening and closing prices of the Common Stock on the primary market or exchange on which the Common Stock is traded, and if the Common Stock is not so traded or the Common Stock does not trade on the relevant date, the value determined in good faith by the Board of Directors using a reasonable valuation method in accordance with the provisions of Section 409A of the Code.  For purposes of valuing Incentive Stock Options, the Fair Market Value of the Common Stock shall be determined without regard to any restriction other than one which, by its terms, will never lapse.

2.15                        “Incentive Stock Option” means an incentive stock option, within the meaning of Section 422 of the Code, granted pursuant to this Plan.

2.16                        “Nonqualified Stock Option” means a nonqualified stock option, granted pursuant to this Plan, which is not an Incentive Stock Option.

2.17                        “Option Price” means the price which must be paid by a Participant upon exercise of a Stock Option to purchase a share of Common Stock.

2.18                        “Outside Director” means a director of the Company who is not an Employee.

2.19                        “Participant” means an Employee, Consultant, or Outside Director of the Company or a Subsidiary to whom an Award is granted under this Plan.

2.20                        “Plan” means this Amended and Restated 2006 Stock Awards Plan of Dawson Geophysical Company (formerly known as TGC Industries, Inc.), as amended from time to time, it being understood that except where the context indicates otherwise, references to the Plan shall include references to the “Prior Plan” (as defined in the Recitals above).

2.21                        “Performance Goal” means any of the goals set forth in Section 6.5 hereof.

2.22                        “Reload Stock Option” means a Nonqualified Stock Option or an Incentive Stock Option granted pursuant to Section 8.3(c) hereof.

2.23                        “Reporting Participant” means a Participant who is subject to the reporting requirements of Section 16 of the 1934 Act.

2.24                        “Restricted Stock” means shares of Common Stock issued or transferred to a Participant pursuant to Section 6.4 of this Plan which are subject to restrictions or limitations set forth in this Plan and in the related Award Agreement.

2.25                        “Retirement” means any Termination of Service solely due to retirement upon or after attainment of age sixty-five (65), or permitted early retirement as determined by the Committee.

2.26                        “Stock Option” means a Nonqualified Stock Option, a Reload Stock Option, or an Incentive Stock Option.

2.27                        “Subsidiary” means (i) any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain, (ii) any limited partnership, if the Company or any corporation described in item (i) above owns a majority of the general partnership interest and a majority of the limited partnership interests entitled to vote on the removal and replacement of the general partner, and (iii) any partnership or limited liability company, if the partners or members thereof are composed only of the Company, any corporation listed in item (i) above, or any limited partnership listed in item (ii) above.  “Subsidiaries” means more than one of any such corporations, limited partnerships, partnerships or limited liability companies.

2.28                        “Termination of Service” occurs when a Participant who is (i) an Employee of the Company or any Subsidiary ceases to serve as an Employee of the Company and its Subsidiaries, for any reason; (ii) an Outside Director of the Company or a Subsidiary ceases to serve as a director of the Company and its Subsidiaries for any reason; or (iii) a Consultant of the Company or a Subsidiary ceases to serve as a Consultant of the Company and its Subsidiaries for any reason.  Except as may be necessary or desirable to comply with applicable federal or state law, a “Termination of Service” shall not be deemed to have occurred when a Participant who is an Employee becomes an Outside Director or Consultant or vice versa.  If, however, a Participant who is an Employee and who has an Incentive Stock Option ceases to be an Employee but does not suffer a Termination of Service, and if that Participant does not exercise the Incentive Stock Option within the time required under Section 422 of the Code upon ceasing to be an Employee, the Incentive Stock Option shall thereafter become a Nonqualified Stock Option.  Notwithstanding the foregoing provisions of this Section 2.28, in the event an Award issued under the Plan is subject to Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Termination of Service” for purposes of such Award shall be the definition of “separation from service” provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.

2.29                        “Total and Permanent Disability” means a Participant is qualified for long-term disability benefits under the Company’s or Subsidiary’s disability plan or insurance policy; or, if no such plan or policy is then in existence or if the Participant is not eligible to participate in such plan or policy, that the Participant, because of a physical or mental condition resulting from bodily injury, disease, or mental disorder is unable to perform his or her duties of employment for a period of six (6) continuous months, as determined in good faith by the Committee, based upon medical reports or other evidence satisfactory to the Committee; provided that, with respect to any Incentive Stock Option, Total and Permanent Disability shall have the meaning given it under the rules governing Incentive Stock Options under the Code. Notwithstanding the foregoing provisions of this Section 2.29, in the event an Award issued under the Plan is subject to Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Total and Permanent Disability” for purposes of such Award shall be the definition of “disability” provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.

ARTICLE 3
ADMINISTRATION

3.1                               General Administration; Establishment of Committee.  Subject to the terms of this Article 3, the Plan shall be administered by the Board or such committee (the “Committee”) of the Board as is designated by the Board to administer the Plan. The Committee shall consist of between three and six persons.  Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board. Any vacancy occurring in the membership of the Committee may be filled by appointment by the Board.  At any time there is no Committee to administer the Plan, any references in this Plan to the Committee shall be deemed to refer to the Board.

In the event the Board decides that Awards shall constitute “performance-based compensation” (within the meaning of Section 162(m) of the Code), membership on the Committee shall be limited to those members of the Board who are “outside directors” under Section 162(m) of the Code and “non-employee directors” as defined in Rule 16b-3 promulgated under the 1934 Act.  The Committee shall select one of its members to act as its Chairman.  A majority of the Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee.

3.2                               Designation of Participants and Awards.  The Committee or the Board shall determine and designate from time to time the eligible persons to whom Awards will be granted and shall set forth in each related Award Agreement, where applicable, the Award Period, the Date of Grant, and such other terms, provisions, limitations, and performance requirements, as are approved by the Committee, but not inconsistent with the Plan.  Although the members of the Committee shall be eligible to receive Awards, all decisions with respect to any Award, and the terms and conditions thereof, to be granted under the Plan to any member of the Committee shall be made solely and exclusively by the other members of the Committee, or if such member is the only member of the Committee, by the Board.

3.3                               Authority of the Committee.  The Committee, in its discretion, shall (i) interpret the Plan, (ii) prescribe, amend, and rescind any rules and regulations necessary or appropriate for the administration of the Plan, (iii) establish performance goals for an Award and certify the extent of their achievement, and (iv) make such other determinations or certifications and take such other action as it deems necessary or advisable in the administration of the Plan.  Any interpretation, determination, or other action made or taken by the Committee shall be final, binding, and conclusive on all interested parties.  The Committee’s discretion set forth herein shall not be limited by any provision of the Plan, including any provision which by its terms is applicable notwithstanding any other provision of the Plan to the contrary.

The Committee may delegate to officers of the Company, pursuant to a written delegation, the authority to perform specified functions under the Plan.  Any actions taken by any officers of the Company pursuant to such written delegation of authority shall be deemed to have been taken by the Committee.

With respect to restrictions in the Plan that are based on the requirements of Rule 16b-3 promulgated under the 1934 Act, Section 422 of the Code, Section 162(m) of the Code, the rules of any exchange or inter-dealer quotation system upon which the Company’s securities are listed or quoted, or any other applicable law, rule, or restriction (collectively, “applicable law”), to the extent that any such restrictions are no longer required by applicable law, the Committee shall have the sole discretion and authority to grant Awards that are not subject to such mandated restrictions and/or to waive any such mandated restrictions with respect to outstanding Awards.

ARTICLE 4
ELIGIBILITY

Any Employee (including an Employee who is also a director or an officer), Consultant or Outside Director of the Company whose judgment, initiative, and efforts contributed or may be expected to contribute to the successful performance of the Company is eligible to participate in the Plan; provided that only Employees of a corporation shall be eligible to receive Incentive Stock Options.  The Committee, upon its own action, may grant, but shall not be required to grant, an Award to any Employee, Consultant or Outside Director of the Company or any Subsidiary.  Awards may be granted by the Committee at any time and from time to time to new Participants, or to then Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Committee shall determine.  Except as required by this Plan, Awards granted at different times need not contain similar provisions.  The Committee’s determinations under the Plan (including without limitation determinations of which Employees, Consultants or Outside Directors, if any, are to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements evidencing same) need not be uniform and may be made by it selectively among Participants who receive, or are eligible to receive, Awards under the Plan.

ARTICLE 5
SHARES SUBJECT TO PLAN

5.1                               Number Available for Awards.  Subject to adjustment as provided in Articles 11 and 12, the maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan is 1,000,000 shares (as adjusted for the Reverse Stock Split, it being understood that such number originally amounted to 3,000,000 under the Prior Plan), 100% of which may be delivered pursuant to Incentive Stock Options.  Subject to adjustment pursuant to Articles 11 and 12, no Participant may receive in any calendar year (i) Stock Options relating to more than 16,667 shares of Common Stock (as adjusted for the Reverse Stock Split, it being understood that such number originally amounted to 50,000 under the Prior Plan), or (ii) Common Stock or Restricted Stock relating to more than 10,000 shares of Common Stock (as adjusted for the Reverse Stock Split, it being understood that such number originally amounted to 30,000 under the Prior Plan); provided, however, that all such Awards to any Participant during any calendar year shall not exceed an aggregate of more than 26,667 shares of Common Stock (as adjusted for the Reverse Stock Split, it being understood that such number originally amounted to 80,000 under the Prior Plan).  Shares to be issued may be made available from authorized but unissued Common Stock, Common Stock held by the Company in its treasury, or Common Stock purchased by the Company on the open market or otherwise. During the term of this Plan, the Company shall at all times reserve and keep available the number of shares of Common Stock that will be sufficient to satisfy the requirements of this Plan.

5.2                               Reuse of Shares.  To the extent that any Award under this Plan is forfeited, expires, or is canceled, in whole or in part, then the number of shares of Common Stock covered by the Award or stock option so forfeited, expired, or canceled may again be awarded pursuant to the provisions of this Plan.  In the event that previously acquired shares of Common Stock are delivered to the Company in full or partial payment of the exercise price for the exercise of a Stock Option granted under this Plan, the number of shares of Common Stock available for future Awards under this Plan shall be reduced only by the net number of shares of Common Stock issued upon the exercise of the Stock Option.  Awards that may be satisfied either by the issuance of shares of Common Stock or by cash or other consideration shall be counted against the maximum number of shares of Common Stock that may be issued under this Plan only during the period that the Award is outstanding or to the extent the Award is ultimately satisfied by the issuance of shares of Common Stock.  Notwithstanding any provisions of the Plan to the contrary, only shares forfeited back to the Company, shares canceled on account of termination, expiration or lapse of an Award, shares surrendered in payment of the exercise price of an option, or shares withheld for payment of applicable employment taxes and/or withholding obligations resulting from the exercise of an option shall again be available for grant of Incentive Stock Options under the Plan, but shall not increase the maximum number of shares described in Section 5.1 above as the maximum number of shares of Common Stock that may be delivered pursuant to Incentive Stock Options.

ARTICLE 6
GRANT OF AWARDS

6.1                               In General.

(a)                                 The grant of an Award shall be authorized by the Committee and shall be evidenced by an Award Agreement setting forth the Award or Awards being granted, the total number of shares of Common Stock subject to the Award(s), the Option Price (if applicable), the Award Period, the Date of Grant, and such other terms, provisions, limitations, and performance objectives, as are approved by the Committee, but (i) not inconsistent with the Plan and (ii) to the extent an Award issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder.  The Company shall execute an Award Agreement with a Participant after the Committee approves the issuance of an Award.  Any Award granted pursuant to this Plan must be granted within ten (10) years of the date of adoption of the Prior Plan. The Prior Plan was previously submitted to the Company’s shareholders for approval; however, the Committee was permitted to grant Awards under the Prior Plan prior to the time of such shareholder approval.  To the extent, such an Award was granted prior to such shareholder approval, such Award was made subject to such shareholder approval. The grant of an Award to a Participant shall not be deemed either to entitle the Participant to, or to disqualify the Participant from, receipt of any other Award under the Plan.

(b)                                 If the Committee establishes a purchase price for an Award, the Participant must accept such Award within a period of thirty (30) days (or such shorter period as the Committee may specify) after the Date of Grant by executing the applicable Award Agreement and paying such purchase price (if applicable).

6.2                               Option Price.  The Option Price for any share of Common Stock which may be purchased under a Nonqualified Stock Option for any share of Common Stock may be equal to or greater than the Fair Market Value of the share on the Date of Grant.  The Option Price for any share of Common Stock which may be purchased under an Incentive Stock Option must be at least equal to the Fair Market Value of the share on the Date of Grant; if an Incentive Stock Option is granted to an Employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company (or any parent or Subsidiary), the Option Price shall be at least 110% of the Fair Market Value of the Common Stock on the Date of Grant.

6.3                               Maximum ISO Grants.  The Committee may not grant Incentive Stock Options under the Plan to any Employee which would permit the aggregate Fair Market Value (determined on the Date of Grant) of the Common Stock with respect to which Incentive Stock Options (under this and any other plan of the Company and its Subsidiaries) are exercisable for the first time by such Employee during any calendar year to exceed $100,000.  To the extent any Stock Option granted under this Plan which is designated as an Incentive Stock Option exceeds this limit or otherwise fails to qualify as an Incentive Stock Option, such Stock Option (or any such portion thereof) shall be a Nonqualified Stock Option.  In such case, the Committee shall designate which stock will be treated as Incentive Stock Option stock by causing the issuance of a separate stock certificate and identifying such stock as Incentive Stock Option stock on the Company’s stock transfer records.

6.4                               Restricted Stock.  If Restricted Stock is granted to or received by a Participant under an Award, the Committee shall set forth in the related Award Agreement: (i) the number of shares of Common Stock awarded, (ii) the price, if any, to be paid by the Participant for such Restricted Stock and the method of payment of the price, (iii) the time or times within which such Award may be subject to forfeiture, (iv) specified Performance Goals of the Company, a Subsidiary, any division thereof or any group of Employees of the Company, or other criteria, which the Committee determines must be met in order to remove any restrictions (including vesting) on such Award, and (v) all other terms, limitations, restrictions, and conditions of the Restricted Stock, which shall be consistent with this Plan and to the extent a Restricted Stock granted under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder.  The provisions of Restricted Stock need not be the same with respect to each Participant.

(a)                                 Legend on Shares.  Each Participant who is awarded or receives Restricted Stock shall be issued a stock certificate or certificates in respect of such shares of Common Stock.  Such certificate(s) shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, substantially as provided in Section 15.10 of the Plan.

(b)                                 Restrictions and Conditions.  Shares of Restricted Stock shall be subject to the following restrictions and conditions:

(i)                                     Subject to the other provisions of this Plan and the terms of the particular Award Agreements, during such period as may be determined by the Committee commencing on the Date of Grant or the date of exercise of an Award (the “Restriction Period”), the Participant shall not be permitted to sell, transfer, pledge, or assign shares of Restricted Stock. Except for these limitations, the Committee may, in its sole discretion, remove any or all of the restrictions on such Restricted Stock whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of the Award, such action is appropriate.

(ii)                                  Except as provided in sub-paragraph (i) above or in the applicable Award Agreement, the Participant shall have, with respect to his or her Restricted Stock, all of the rights of a shareholder of the Company, including the right to vote the shares and the right to receive any dividends thereon.  Certificates for shares of Common Stock free of restriction under this Plan shall be delivered to the Participant promptly after, and only after, the Restriction Period has expired without forfeiture in respect of such shares of Common Stock or after any other restrictions imposed on such shares of Common Stock by the applicable Award Agreement or other agreement have expired.  Certificates for the shares of Common Stock forfeited under the provisions of the Plan and the applicable Award Agreement shall be promptly returned to the Company by the forfeiting Participant.  Each Award Agreement shall require that each Participant, in connection with the issuance of a certificate for Restricted Stock, shall endorse such certificate in blank or execute a stock power in form satisfactory to the Company in blank and deliver such certificate and executed stock power to the Company.

(iii)                               The Restriction Period of Restricted Stock shall commence on the Date of Grant, as specified in the Award Agreement, and, subject to Article 12 of the Plan, unless otherwise established by the Committee in the Award Agreement setting forth the terms of the Restricted Stock, shall expire upon satisfaction of the conditions set forth in the Award Agreement; such conditions may provide for vesting based on such Performance Goals as may be determined by the Committee in its sole discretion.

(iv)                              Except as otherwise provided in the particular Award Agreement, upon Termination of Service for any reason during the Restriction Period, the nonvested shares of Restricted Stock shall be forfeited by the Participant.  In the event a Participant has paid any consideration to the Company for such forfeited Restricted Stock, the Committee shall specify in the Award Agreement that either (i) the Company shall be obligated to, or (ii) the Company may, in its sole discretion, elect to, pay to the Participant, as soon as practicable after the event causing forfeiture, in cash, an amount equal to the lesser of the total consideration paid by the Participant for such forfeited shares or the Fair Market Value of such forfeited shares as of the date of Termination of Service, as the Committee, in its sole discretion shall select. Upon any forfeiture, all rights of a Participant with respect to the forfeited shares of the Restricted Stock shall cease and terminate without any further obligation on the part of the Company.

6.5                               Performance Goals.  Awards of Common Stock or Restricted Stock under the Plan may be made subject to the attainment of Performance Goals relating to one or more business criteria which, where applicable, shall be within the meaning of Section 162(m) of the Code and consist of one or more or any combination of the following criteria: cash flow; cost; revenues;  sales; ratio of debt to debt plus equity; net borrowing, credit quality or debt ratings; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; gross margin; earnings per share (whether on a pre-tax, after-tax, operational or other basis); operating earnings; capital expenditures; expenses or expense levels; economic value added; ratio of operating earnings to capital spending or any other operating ratios; free cash flow; net profit; net sales; net asset value per share; the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions; sales growth; price of the Company’s Common Stock; return on assets, equity, or shareholders’ equity; market share; inventory levels; inventory turn or shrinkage; or total return to shareholders (“Performance Criteria”).  Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index.  Any Performance Criteria may include or exclude (i) extraordinary, unusual, and/or non-recurring items of gain or loss, (ii) gains or losses on the disposition of a business, (iii) changes in tax or accounting regulations or laws, or (iv) the effect of a merger or acquisition, as identified in the Company’s quarterly and annual earnings releases.  In all other respects, Performance Criteria shall be calculated in accordance with the Company’s financial statements, under generally accepted accounting principles, or under a methodology established by the Committee prior to the issuance of an Award which is consistently applied and identified in the audited financial statements, including footnotes, or the Management Discussion and Analysis section of the Company’s annual report.  However, to the extent Section 162(m) of the Code is applicable, the Committee may not in any event increase the amount of compensation payable to an individual upon the attainment of a Performance Goal.

ARTICLE 7
AWARD PERIOD; VESTING

7.1                               Award Period.  Subject to the other provisions of this Plan, the Committee may, in its discretion, provide that an Award may not be exercised in whole or in part for any period or periods of time or beyond any date specified in the Award Agreement.  Except as provided in the Award Agreement, a vested Award may be exercised in whole or in part at any time during its term.  The Award Period for an Award shall be reduced or terminated upon Termination of Service.  No Award granted under the Plan may be exercised at any time after the end of its Award Period.  No portion of any Award may be exercised after the expiration of ten (10) years from its Date of Grant.  However, if an Employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company (or any parent or Subsidiary) and an Incentive Stock Option is granted to such Employee, the term of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be not more than five (5) years from the Date of Grant.  Notwithstanding the foregoing and unless the applicable Award Agreement provides otherwise, (i) in the event an Outside Director suffers a Termination of Service, such Outside Director shall have a period of ninety (90) days following such Termination of Service to exercise his then unexercised (but vested) Nonqualified Stock Options; and (ii) in the event an Employee or Consultant suffers a Termination of Service, the Committee shall have the full power and authority, but shall not be obligated,  to extend (either at the time the Award is granted or at any time while the Award remains outstanding) the period of time for which an Award is to remain exercisable following the Employee’s or Consultant’s Termination of Service from the period set forth in the applicable Award Agreement, provided, however, in not event shall the Committee extend such exercise period if such extension would cause the Award to be subject to the requirements of Section 409A of the Code.

7.2                               Vesting.  The Committee, in its sole discretion, may determine that an Award will be immediately vested in whole or in part, or that all or any portion may not be vested until a date, or dates, subsequent to its Date of Grant, or until the occurrence of one or more specified events, subject in any case to the terms of the Plan.  If the Committee imposes conditions upon vesting, then, subsequent to the Date of Grant, the Committee may, in its sole discretion, accelerate the date on which all or any portion of the Award may be vested.  Notwithstanding the foregoing, (i) upon the effective date of a Change in Control, all Awards shall be immediately vested, in whole; and (ii) upon the Participant’s death or Total and Permanent Disability, the portion of the Participant’s Awards that would have vested had the Participant remained employed through the vesting date immediately following the date of such death or Total and Permanent Disability (or, in the event vesting is based upon the attainment of one or more Performance Goals, the pro-rata portion of the Participant’s Awards that would have vested had the Participant remained employed through the vesting date immediately following the date of such death or Total and Permanent Disability, or such other date as may be determined by the Committee, in its sole discretion), shall be immediately vested.

ARTICLE 8
EXERCISE OR CONVERSION OF AWARDS

8.1                               In General.  A vested Award may be exercised or converted, during its Award Period, subject to limitations and restrictions set forth in the Award Agreement

8.2                               Securities Law and Exchange Restrictions.  In no event may an Award be exercised or shares of Common Stock be issued pursuant to an Award if a necessary listing or quotation of the shares of Common Stock on a stock exchange or inter-dealer quotation system or any registration under state or federal securities laws required under the circumstances has not been accomplished.

8.3                               Exercise of Stock Option.

(a)                                 In General.  If the Committee imposes conditions upon exercise, then subsequent to the Date of Grant, the Committee may, in its sole discretion, accelerate the date on which all or any portion of the Stock Option may be exercised.  No Stock Option may be exercised for a fractional share of Common Stock.  The granting of a Stock Option shall impose no obligation upon the Participant to exercise that Stock Option.

(b)                                 Notice and Payment.  Subject to such administrative regulations as the Committee may from time to time adopt, a Stock Option may be exercised by the delivery of written notice to the Committee setting forth the number of shares of Common Stock with respect to which the Stock Option is to be exercised and the date of exercise thereof (the “Exercise Date”) which shall be at least three (3) days after giving such notice unless an earlier time shall have been mutually agreed upon.  On the Exercise Date, the Participant shall deliver to the Company consideration with a value equal to the total Option Price of the shares to be purchased, payable as provided in the Award Agreement, which may provide for payment in any one or more of the following ways:  (a) cash or check, bank draft, or money order payable to the order of the Company; (b) Common Stock (including Restricted Stock) owned by the Participant on the Exercise Date, valued at its Fair Market Value on the Exercise Date, and which the Participant has not acquired from the Company within six (6) months prior to the Exercise Date (“stock-for-stock exercise”); (c) with the consent of the Committee, by delivery (including by FAX) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions from the Participant to a broker or dealer, reasonably acceptable to the Company, to sell certain of the shares of Common Stock purchased upon exercise of the Stock Option or to pledge such shares as collateral for a loan and promptly deliver to the Company the amount of sale or loan proceeds necessary to pay such purchase price (“cashless exercise method”);  and/or (d) in any other form of valid consideration that is acceptable to the Committee in its sole discretion.  In the event that shares of Restricted Stock are tendered as consideration for the exercise of a Stock Option, a number of shares of Common Stock issued upon the exercise of the Stock Option equal to the number of shares of Restricted Stock used as consideration therefor shall be subject to the same restrictions and provisions as the Restricted Stock so tendered.

(c)                                  Reload Stock Options.  In the event that shares of Common Stock are delivered by a Participant in payment of all or a portion of the exercise price of a Stock Option as set forth in Section 8.3(b) above and/or shares of Common Stock are delivered to or withheld by the Company in satisfaction of the Company’s tax withholding obligations upon exercise in accordance with Section 15.6 hereof, then, subject to Article 10 hereof, then, if and to the extent authorized by the Committee, such Participant may be eligible for the grant of a replacement Nonqualified Stock Option (or if the Participant is exercising an Incentive Stock Option, a replacement Incentive Stock Option) (in either case, a “Reload Stock Option”), to purchase that number of shares so delivered to or withheld by the Company, as the case may be, at an option exercise price equal to the Fair Market Value per share of the Common Stock on the date of exercise of the original Stock Option (subject to the provisions of the Plan regarding Incentive Stock Options and, in any event not less than the par value per share of the Common Stock). The option period for a Reload Stock Option will commence on its Date of Grant and expire on the expiration date of the original Stock Option it replaces (subject to the provisions of the Plan regarding Incentive Stock Options), after which period the Reload Stock Option cannot be exercised.  The Date of Grant of a Reload Stock Option shall be the date that the Stock Option it replaces is exercised.  A Reload Stock Option cannot be exercised by the Participant until the later of: (i) the exercise dates specified in the original Stock Option or (ii) six (6) months after the Date of Grant of the Reload Stock Option.  It shall be a condition to the grant of a Reload Stock Option that promptly after its Date of Grant, a stock option agreement shall be delivered to the Participant and executed by the Participant and the Company which sets forth the total number of shares subject to the Reload Stock Option, the option exercise price, the option period of the Reload Stock Option, and such other terms and provisions as are consistent with the Plan.

(d)                                 Issuance of Certificate.  Except as otherwise provided in Section 6.4 hereof (with respect to shares of Restricted Stock) or in the applicable Award Agreement, upon payment of all amounts due from the Participant, the Company shall cause certificates for the Common Stock then being purchased to be delivered as directed by the Participant (or the person exercising the Participant’s Stock Option in the event of his death) at its principal business office promptly after the Exercise Date; provided that if the Participant has exercised an Incentive Stock Option, the Company may at its option retain physical possession of the certificate evidencing the shares acquired upon exercise until the expiration of the holding periods described in Section 422(a)(1) of the Code. The obligation of the Company to deliver shares of Common Stock shall, however, be subject to the condition that, if at any time the Committee determines in its discretion that the listing, registration, or qualification of the Stock Option or the Common Stock upon any securities exchange or inter-dealer quotation system or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the Stock Option or the issuance or purchase of shares of Common Stock thereunder, the Stock Option may not be exercised in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not reasonably acceptable to the Committee.

(e)                                  Failure to Pay.  Except as may otherwise be provided in an Award Agreement, if the Participant fails to pay for any of the Common Stock specified in such notice or fails to accept delivery thereof, that portion of the Participant’s Stock Option and right to purchase such Common Stock may be forfeited by the Company.

8.4                               Disqualifying Disposition of Incentive Stock Option.  If shares of Common Stock acquired upon exercise of an Incentive Stock Option are disposed of by a Participant prior to the expiration of either two (2) years from the Date of Grant of such Stock Option or one (1) year from the transfer of shares of Common Stock to the Participant pursuant to the exercise of such Stock Option, or in any other disqualifying disposition within the meaning of Section 422 of the Code, such Participant shall notify the Company in writing of the date and terms of such disposition.  A disqualifying disposition by a Participant shall not affect the status of any other Stock Option granted under the Plan as an Incentive Stock Option within the meaning of Section 422 of the Code.

ARTICLE 9

AMENDMENT OR DISCONTINUANCE

Subject to the limitations set forth in this Article 9, the Board may at any time and from time to time, without the consent of the Participants, alter, amend, revise, suspend, or discontinue the Plan in whole or in part; provided, however, that no amendment for which shareholder approval is required either (i) by any securities exchange or inter-dealer quotation system on which the Common Stock is listed or traded or (ii) in order for the Plan and Awards awarded under the Plan to continue to comply with Sections 162(m), 421, and 422 of the Code, including any successors to such Sections;  shall be effective unless such amendment shall be approved by the requisite vote of the shareholders of the Company entitled to vote thereon.  Any such amendment shall, to the extent deemed necessary or advisable by the Committee, be applicable to any outstanding Awards theretofore granted under the Plan, notwithstanding any contrary provisions contained in any Award Agreement.  In the event of any such amendment to the Plan, the holder of any Award outstanding under the Plan shall, upon request of the Committee and as a condition to the exercisability thereof, execute a conforming amendment in the form prescribed by the Committee to any Award Agreement relating thereto.  Notwithstanding anything contained in this Plan to the contrary, unless required by law, no action contemplated or permitted by this Article 9 shall adversely affect any rights of Participants or obligations of the Company to Participants with respect to any Award theretofore granted under the Plan without the consent of the affected Participant.

ARTICLE 10
TERM

The Plan shall be effective from the date that the Prior Plan was approved by the Board.  Unless sooner terminated by action of the Board, the Plan will terminate on March 29, 2016, but Awards granted before that date will continue to be effective in accordance with their terms and conditions.

ARTICLE 11
CAPITAL ADJUSTMENTS

In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event affects the Common Stock such that an adjustment is determined by the Committee to be appropriate to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of the (i) the number of shares and type of Common Stock (or the securities or property) which thereafter may be made the subject of Awards, (ii) the number of shares and type of Common Stock (or other securities or property) subject to outstanding Awards, (iii) the Option Price of each outstanding Award, and (iv) the amount, if any, the Company pays for forfeited shares of Common Stock in accordance with Section 6.4; provided however, that the number of shares of Common Stock (or other securities or property) subject to any Award shall always be a whole number.  In lieu of the foregoing, if deemed appropriate, the Committee may make provision for a cash payment to the holder of an outstanding Award.  Notwithstanding the foregoing, no such adjustment or cash payment shall be made or authorized to the extent that such adjustment or cash payment would cause the Plan or any Stock Option to violate Section 422 of the Code.  Such adjustments shall be made in accordance with the rules of any securities exchange, stock market, or stock quotation system to which the Company is subject.

Upon the occurrence of any such adjustment or cash payment, the Company shall provide notice to each affected Participant of its computation of such adjustment or cash payment which shall be conclusive and shall be binding upon each such Participant.

ARTICLE 12
RECAPITALIZATION, MERGER, AND CONSOLIDATION

12.1                        No Effect on Company’s Authority.  The existence of this Plan and Awards granted hereunder shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure and its business, or any Change in Control, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options, or warrants to purchase same), or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

12.2                        Conversion of Awards Where Company Survives.  Subject to any required action by the shareholders and except as otherwise provided by Section 12.4 hereof or as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, if the Company is the surviving or resulting corporation in any merger, consolidation, or share exchange, any Award granted hereunder shall pertain to and apply to the securities or rights (including cash, property, or assets) to which a holder of the number of shares of Common Stock subject to the Award would have been entitled.

12.3                        Exchange or Cancellation of Awards Where Company Does Not Survive.  Except as otherwise provided by Section 12.4 hereof or as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, in the event of any merger, consolidation, or share exchange pursuant to which the Company is not the surviving or resulting corporation, there shall be substituted for each share of Common Stock subject to the unexercised portions of outstanding Awards, that number of shares of each class of stock or other securities or that amount of cash, property, or assets of the surviving, resulting, or consolidated company which were distributed or distributable to the shareholders of the Company in respect to each share of Common Stock held by them, such outstanding Awards to be thereafter exercisable for such stock, securities, cash, or property in accordance with their terms.

12.4                        Cancellation of Awards.  Notwithstanding the provisions of Sections 12.2 and 12.3 hereof, and except as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, all Awards granted hereunder may be canceled by the Company, in its sole discretion, as of the effective date of any Change in Control, merger, consolidation, or share exchange, or any issuance of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options, or warrants to purchase same), or of any proposed sale of all or substantially all of the assets of the Company, or of any dissolution or liquidation of the Company, by either:

(a)                                 giving notice to each holder thereof or his or her personal representative of its intention to cancel those Awards for which the issuance of shares of Common Stock involved payment by the Participant for such shares and, permitting the purchase during the thirty (30) day period next preceding such effective date of any or all of the shares of Common Stock subject to such outstanding Awards, including in the Board’s discretion some or all of the shares as to which such Awards would not otherwise be vested and exercisable; or

(b)                                 in the case of Awards that are either (i) settled only in shares of Common Stock, or (ii) at the election of the Participant, settled in shares of Common Stock, paying the holder thereof an amount equal to a reasonable estimate of the difference between the net amount per share payable in such transaction or as a result of such transaction, and the price per share of such Award to be paid by the Participant (hereinafter the “Spread”), multiplied by the number of shares subject to the Award. In cases where the shares constitute, or would after exercise constitute, Restricted Stock, the Company, in its discretion may include some or all of those shares in the calculation of the amount payable hereunder.  In estimating the Spread, appropriate adjustments to give effect to the existence of the Awards shall be made, such as deeming the Awards to have been exercised, with the Company receiving the exercise price payable thereunder, and treating the shares receivable upon exercise of the Awards as being outstanding in determining the net amount per share.  In cases where the proposed transaction consists of the acquisition of assets of the Company, the net amount per share shall be calculated on the basis of the net amount receivable with respect to shares of Common Stock upon a distribution and liquidation by the Company after giving effect to expenses and charges (including but not limited to taxes payable by the Company before such liquidation could be completed).

(c)                                  An Award that by its terms would be fully vested or exercisable upon a Change in Control will be considered vested or exercisable for purposes of Section 12.4(a) hereof.

ARTICLE 13
LIQUIDATION OR DISSOLUTION

Subject to Section 12.4 hereof, in case the Company shall, at any time while any Award under this Plan shall be in force and remain unexpired, (i) sell all or substantially all of its property, or (ii) dissolve, liquidate, or wind up its affairs, then each Participant shall be entitled to receive, in lieu of each share of Common Stock of the Company which such Participant would have been entitled to receive under the Award, the same kind and amount of any securities or assets as may be issuable, distributable, or payable upon any such sale, dissolution, liquidation, or winding up with respect to each share of Common Stock of the Company. If the Company shall, at any time prior to the expiration of any Award, make any partial distribution of its assets, in the nature of a partial liquidation, whether payable in cash or in kind (but excluding the distribution of a cash dividend payable out of earned surplus and designated as such), and an adjustment is determined by the Committee to be appropriate to prevent the dilution of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, make such adjustment in accordance with the provisions of Article 11 hereof.

ARTICLE 14
AWARDS IN SUBSTITUTION FOR
AWARDS GRANTED BY OTHER ENTITIES

Awards may be granted under the Plan from time to time in substitution for similar instruments held by employees, consultants or directors of a corporation, partnership, or limited liability company who become or are about to become Employees, Consultants or Outside Directors of the Company or any Subsidiary as a result of a merger or consolidation of the employing corporation with the Company, the acquisition by the Company of equity of the employing entity, or any other similar transaction pursuant to which the Company becomes the successor employer.  The terms and conditions of the substitute Awards so granted may vary from the terms and conditions set forth in this Plan to such extent as the Committee at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the Awards in substitution for which they are granted.

ARTICLE 15
MISCELLANEOUS PROVISIONS

15.1                        Investment Intent.  The Company may require that there be presented to and filed with it by any Participant under the Plan, such evidence as it may deem necessary to establish that the Awards granted or the shares of Common Stock to be purchased or transferred are being acquired for investment and not with a view to their distribution.

15.2                        No Right to Continued Employment.  Neither the Plan nor any Award granted under the Plan shall confer upon any Participant any right with respect to continuance of employment by the Company or any Subsidiary.

15.3                        Indemnification of Board and Committee.  No member of the Board or the Committee, nor any officer or Employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board and the Committee, each officer of the Company, and each Employee of the Company acting on behalf of the Board or the Committee shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation.

15.4                        Effect of the Plan.  Neither the adoption of this Plan nor any action of the Board or the Committee shall be deemed to give any person any right to be granted an Award or any other rights except as may be evidenced by an Award Agreement, or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company, and then only to the extent and upon the terms and conditions expressly set forth therein.

15.5                        Compliance With Other Laws and Regulations.  Notwithstanding anything contained herein to the contrary, the Company shall not be required to sell or issue shares of Common Stock under any Award if the issuance thereof would constitute a violation by the Participant or the Company of any provisions of any law or regulation of any governmental authority or any national securities exchange or inter-dealer quotation system or other forum in which shares of Common Stock are quoted or traded (including without limitation Section 16 of the 1934 Act and Section 162(m) of the Code); and, as a condition of any sale or issuance of shares of Common Stock under an Award, the Committee may require such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any such law or regulation.  The Plan, the grant and exercise of Awards hereunder, and the obligation of the Company to sell and deliver shares of Common Stock, shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any government or regulatory agency as may be required.

15.6                        Tax Requirements.  The Company or, if applicable, any Subsidiary (for purposes of this Section 15.6, the term “Company” shall be deemed to include any applicable Subsidiary), shall have the right to deduct from all amounts paid in cash or other form in connection with the Plan, any Federal, state, local, or other taxes subject to and required by law to be withheld in connection with an Award granted under this Plan.  The Company may, in its sole discretion, also require the Participant receiving shares of Common Stock issued under the Plan to pay the Company the amount of any taxes that the Company is required to withhold in connection with the Participant’s income arising with respect to the Award.  Such payments shall be required to be made when requested by the Company and may be required to be made prior to the delivery of any certificate representing shares of Common Stock.  Such payment may be made (i) by the delivery of cash to the Company in an amount that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the required tax withholding obligations of the Company; (ii) if the Company, in its sole discretion, so consents in writing, the actual delivery by the exercising Participant to the Company of shares of Common Stock that the Participant has not acquired from the Company within six (6) months prior to the date of exercise, which shares so delivered have an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the required tax withholding payment; (iii) if the Company, in its sole discretion, so consents in writing, the Company’s withholding of a number of shares to be delivered upon the exercise of the Stock Option, which shares so withheld have an aggregate Fair Market Value that equals (but does not exceed) the required tax withholding payment; or (iv) any combination of (i), (ii), or (iii).  The Company may, in its sole discretion, withhold any such taxes from any other cash remuneration otherwise paid by the Company to the Participant.  The Committee may in the Award Agreement impose any additional tax requirements or provisions that the Committee deems necessary or desirable.

15.7                        Assignability.  Incentive Stock Options may not be transferred, assigned, pledged, hypothecated, or otherwise conveyed or encumbered other than by will or the laws of descent and distribution and may be exercised during the lifetime of the Participant only by the Participant or the Participant’s legally authorized representative, and each Award Agreement in respect of an Incentive Stock Option shall so provide. The designation by a Participant of a beneficiary will not constitute a transfer of a Stock Option.  The Committee may waive or modify any limitation contained in the preceding sentences of this Section 15.7 that is not required for compliance with Section 422 of the Code.

Except as otherwise provided herein, Nonqualified Stock Options may not be transferred, assigned, pledged, hypothecated, or otherwise conveyed or encumbered other than by will or the laws of descent and distribution.  The Committee may, in its discretion, authorize all or a portion of a Nonqualified Stock Option to be granted to a Participant on terms which permit transfer by such Participant to (i) the spouse (or former spouse), children, or grandchildren of the Participant (“Immediate Family Members”), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, (iii) a partnership in which the only partners are (1) such Immediate Family Members and/or (2) entities which are controlled by Immediate Family Members, (iv) an entity exempt from federal income tax pursuant to Section 501(c)(3) of the Code or any successor provision, or (v) a split interest trust or pooled income fund described in Section 2522(c)(2) of the Code or any successor provision, provided that (x) there shall be no consideration for any such transfer, (y) the Award Agreement pursuant to which such Nonqualified Stock Option is granted must be approved by the Committee and must expressly provide for transferability in a manner consistent with this Section, and (z) subsequent transfers of transferred Nonqualified Stock Options shall be prohibited except those by will or the laws of descent and distribution.

Following any transfer, any such Nonqualified Stock Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Articles 8, 9, 11, 13 and 15 hereof the term “Participant” shall be deemed to include the transferee.  The events of Termination of Service shall continue to be applied with respect to the original Participant, following which the Nonqualified Stock Options shall be exercisable or convertible by the transferee only to the extent and for the periods specified in the Award Agreement.  The Committee and the Company shall have no obligation to inform any transferee of a Nonqualified Stock Option of any expiration, termination, lapse, or acceleration of such Stock Option.  The Company shall have no obligation to register with any federal or state securities commission or agency any Common Stock issuable or issued under a Nonqualified Stock Option that has been transferred by a Participant under this Section 15.7.

15.8                        Use of Proceeds.  Proceeds from the sale of shares of Common Stock pursuant to Awards granted under this Plan shall constitute general funds of the Company.

15.9                        Execution of Receipts and Releases.  Any payment of cash or any issuance or transfer of Common Stock to a Participant, or his or her legal representative, heir, legatee, or distributee, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder.  The Committee may require any Participant, legal representative, heir, legatee, or distributee, as a condition precedent to such payment, issuance, or transfer, to execute a release and receipt therefor in such form as the Committee may determine, in its sole discretion.

15.10                 Legend.  Each certificate representing shares of Restricted Stock issued to a Participant shall bear the following legend, or a similar legend deemed by the Company to constitute an appropriate notice of the provisions hereof (any such certificate not having such legend shall be surrendered upon demand by the Company and so endorsed):

On the face of the certificate:

“Transfer of this stock is restricted in accordance with conditions printed on the reverse of this certificate.”

On the reverse:

“The shares of stock evidenced by this certificate are subject to, and transferable only in accordance with, that certain Amended and Restated 2006 Stock Awards Plan of Dawson Geophysical Company (formerly known as TGC Industries, Inc.), a copy of which is on file at the principal office of the Company in Midland, Texas.  No transfer or pledge of the shares evidenced hereby may be made except in accordance with and subject to the provisions of said Plan.  By acceptance of this certificate, any holder, transferee, or pledgee hereof agrees to be bound by all of the provisions of said Plan.”

The following legend shall be inserted on a certificate evidencing Common Stock issued under the Plan if the shares were not issued in a transaction registered under the applicable federal and state securities laws:

“Shares of stock represented by this certificate have been acquired by the holder for investment and not for resale, transfer, or distribution, have been issued pursuant to exemptions from the registration requirements of applicable state and federal securities laws, and may not be offered for sale, sold, or transferred other than pursuant to effective registration under such laws, or in transactions otherwise in compliance with such laws, and upon evidence satisfactory to the Company of compliance with such laws, as to which the Company may rely upon an opinion of counsel satisfactory to the Company.”

A copy of this Plan shall be kept on file in the principal office of the Company in Midland, Texas.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed as of June 4, 2015 pursuant to prior action taken by the Board.

DAWSON GEOPHYSICAL COMPANY (formerly known as TGC INDUSTRIES, INC.)

By:	/s/ James K. Brata
James K. Brata, Executive Vice President,
Chief Financial Officer and Treasurer